            FIRST AMENDMENT dated as of September 15, 2008 to the TC Websites LLC (“TC Websites”) Operating Agreement dated as of December 11, 2006 (the “OA”) among 4Kids Websites, Inc. ("4Kids"), Chaotic USA Entertainment Group, Inc. ("CUSA"), Bryan C. Gannon and John T. Milito.

W I T N E S S E T H:

WHEREAS, on December 11, 2006, the two members of TC Websites, 4Kids and CUSA entered into the OA; and

WHEREAS, pursuant to Section 3.5 (c) of the OA, 4Kids is eligible to receive an annual management fee equal to three percent (3%) of gross revenues of the TC Websites subject to an annual floor of $100,000 and an annual cap of $200,000, (“4Kids Management Fee”), which 4Kids Management Fee is payable only after the TC Websites has "excess cash" (as defined in the OA); and

WHEREAS, prior to the time that the TC Websites has "excess cash", the OA provides that such 4Kids Management Fee shall accrue for the benefit of 4Kids; and

WHEREAS, pursuant to Section 3.5 (d) (i) and 3.5 (d) (ii) of the OA, each of Bryan C. Gannon and John T. Milito are eligible to receive an annual $100,000 payment from TC Websites for services rendered to TC Websites (“GM Payments”), which GM Payments are payable to Messrs. Gannon and Milito only after TC Websites has "excess cash"; and

WHEREAS, prior to the time that the TC Websites has "excess cash", the OA provides that such GM Payments shall accrue for the benefit of Messrs. Gannon and Milito;

WHEREAS, 4Kids, CUSA, and Messrs. Gannon and Milito have determined that there will not be "excess cash" from which to have the 4Kids Management Fee and the GM Payments, and, therefore wish to amend the OA to delete the 4Kids Management Fee and the GM Payments.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties, it is agreed as follows:

1.	The OA is hereby amended by deleting Section 3.5 (c) in its entirety and replacing it with the following:

“(c) 4Kids shall provide management services to the Company, including, without limitation, all financial and administrative services necessary for the support of the Company."

2.	The OA is hereby amended by deleting Section 3.5 (d) (i) and Section 3.5 (d) (ii) in their entirety.

3.	The parties further agree that the last four sentences of Section 3.5 (c) and Section 3.5 (d) (i) and Section 3.5 (d) (ii) in their entirety are deemed to be void ab initio.

Except as amended herein, the OA remains in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings set forth in the OA.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Operating Agreement of TC Websites LLC as of the date first above written.

TC WEBSITES LLC MEMBERS:
/s/ Bryan C. Gannon
Bryan C. Gannon	4Kids Websites, Inc.
By: /s/ Samuel R. Newborn
Name: Samuel R. Newborn
/s/ John T. Milito	Title: Member of the Management Committee
John T. Milito

Chaotic USA Entertainment Group, Inc.
By: /s/ Bryan C. Gannon
Name: Bryan C. Gannon
Title: CEO

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